Exhibit 10.5
CHANGE IN CONTROL AGREEMENT
THIS AGREEMENT is entered into this ___ day of ___________ by and between AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY, an Iowa corporation (the "Company"), and _____________ (the "Executive"). The Company’s Board of Directors (the "Board") has determined that it is in the best interests of the Company and its stockholders to ensure that the Company and its Affiliates will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a termination of the Executive's employment in certain circumstances, including following a Change in Control as defined herein. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened termination of the Executive's employment in such circumstances and to provide the Executive with compensation and benefits arrangements upon such a termination which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations who may seek to employ the Executive. In order to accomplish these objectives, the Board has caused the Company to enter into this Agreement with the Executive.
It is hereby agreed as follows:
1.Definitions. For purposes of this Agreement, the following terms will have the following meanings unless otherwise expressly provided in this Agreement:
A."Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.
B."Base Amount" shall have the meaning set forth in Section 280G(b)(3) of the Code.
C."Beneficial Owner" shall have the meaning set forth in Rule 13d-3 promulgated under Section 13 of the Exchange Act.
D."Beneficiary" means any individual, trust or other entity named by the Executive to receive the Severance Payments in the event of the death of the Executive during the Continuation Period. Executive may designate a Beneficiary to receive such Severance Payments by completing a form provided by the Company and delivering it to the Secretary of the Company. Executive may change his or her designated Beneficiary at any time (without the consent of any prior Beneficiary) by completing and delivering to the Secretary of the Company a new beneficiary designation form. If a Beneficiary has not been designated by the Executive, or if no designated Beneficiary survives the Executive, then the Severance Payments if any, will be paid to the Executive's estate, which shall be deemed to be the Executive's Beneficiary.
E."Board" means the Board of Directors of the Company.
F."Cause" means:

(i)the Executive's willful and continued failure to substantially perform the Executive's duties with the Company or its Affiliates (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his or her duties;
(ii)the final conviction of the Executive of, or an entering of a guilty plea or a plea of no contest by the Executive to, a felony; or
(iii)the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.
For purposes of this definition, no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without a reasonable belief that the action or omission was in the best interests of the Company or its Affiliates. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company and its Affiliates.
G."Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
(i)any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 35% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described paragraph (iii) below;
(ii)the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;
(iii)there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (a) a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 35% or more of the combined voting power of the Company's then outstanding securities; or
(iv)the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or any parent thereof.
Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
H."Code" means the Internal Revenue Code of 1986, as amended from time to time.
I."Date of Termination" means the date specified in a Notice of Termination pursuant to paragraph 3 hereof, or the Executive's last date as an active employee of the Company and its Affiliates before a termination of employment due to death, Disability or other reason, as the case may be.
J."Disability" means the Executive's total and permanent disability as defined under the terms of the Company's long-term disability plan in effect on the Date of Termination.
K."Effective Period" means the 12-month period following any Change in Control.
L."Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.
M."Excise Tax" shall mean any excise tax imposed under Section 4999 of the Code.
N."Good Reason" means, unless the Executive has consented in writing thereto, the occurrence of any of the following:
(i)the assignment to the Executive of any duties materially inconsistent with the Executive's position, including any change in status, authority, duties or responsibilities or any other action which, in either such case, results in a material diminution in such status, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or the Executive's employer promptly after receipt of notice thereof given by the Executive;
(ii)a reduction by the Company or the Executive's employer in the Executive's base salary;
(iii)the relocation of the Executive's office to a location more than fifty (50) miles outside West Des Moines, Iowa;
(iv)unless a plan providing a substantially similar compensation or benefit is substituted, (a) the failure by the Company or any of its Affiliates to continue in effect any fringe benefit or compensation plan, retirement plan, life insurance plan, health and accident plan or disability plan in which the Executive is participating prior to the Change in Control which adversely affects the Executive's total compensation in a material manner, or (b) the taking of any action by the Company or any of its Affiliates which would materially adversely affect the Executive's participation in or materially reduce or deprive him of his benefits under, such plans; or
(v)the failure of the Company to obtain the assumption in writing of the Company's obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after such succession.
The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. In order for Good Reason to exist hereunder, the Executive must provide notice to the Company of the existence of the condition or circumstance described above within 90 days of the initial existence of the condition or circumstance (or, if later, within 90 days of the Executive's becoming aware of such condition or circumstance), and the Company must have failed to cure such condition within 30 days of the receipt of such notice, and the Executive must terminate employment within ten (10) days after the expiration of such cure period. Subject to the preceding sentence, the Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
O."Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their owner-ship of stock of the Company.
P."Severance Payments" means the severance payments and benefits listed in paragraph 4(A) of this Agreement.
2.Term. The term ("Term") of this Agreement shall commence on the date first above written (the "Commencement Date") and, unless terminated earlier as provided hereunder, shall continue through December 31, ____; provided, however, that commencing on

January 1, ____ and each January 1st thereafter, the Term shall automatically be extended for one additional year, unless at least 90 days prior to such January 1st date, the Company shall have given notice that it does not wish to extend this Agreement. Upon the occurrence of a Change in Control during the Term, including any extensions thereof, the Term shall automatically be extended until the end of the Effective Period and may not be terminated by the Company during such time.
3.Notice of Termination.
A.Any termination of the Executive's employment by the Company, or by any Affiliate of the Company by which the Executive is employed, for Cause, or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with paragraph 10 of this Agreement. For purposes of this Agreement, a "Notice of Termination" for termination of employment for Cause or for Good Reason means a written notice which: (i) is given at least thirty (30) days prior to the Date of Termination; (ii) indicates the specific termination provision in this Agreement relied upon; (iii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; (iv) specifies the employment termination date; and (v) allows the recipient of the Notice of Termination at least thirty (30) days to cure the act or omission relied upon in the Notice of Termination. The failure to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause will not waive any right of the party giving the Notice of Termination hereunder or preclude such party from asserting such fact or circumstance in enforcing its rights hereunder.
B.A termination of employment of the Executive will not be deemed to be for Cause unless and until there has been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive has engaged in the conduct described in paragraph 1(F) hereof, and specifying the particulars of such conduct in reasonable detail.
4.Obligations of the Company Upon Termination of Executive's Employment Following a Change in Control.
A.If, (i) during the Effective Period, the Company terminates the Executive’s employment other than for Cause or the Executive terminates employment with the Company for Good Reason, or (ii) either (1) the Executive's employment is terminated by the Company other than for Cause prior to a Change in Control (but, only if a Change in Control actually occurs) and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control, (2) the Executive terminates his employment for Good Reason prior to a Change in Control (but, only if a Change in Control actually occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person or (3) the Executive's employment is terminated by the Company other than for Cause or by the Executive for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control (but, only if a Change in Control actually occurs), then the Company will provide the Executive with the payments and benefits specified below:
(a)a cash lump sum in the amount of the Executive's annual base salary through the Date of Termination to the extent not theretofore paid;
(b)a cash lump sum in the amount of the annual bonus that the Executive would receive for the year in which the Date of Termination occurs, pro-rated by multiplying such bonus amount by the fraction obtained by dividing the number of days in the year through the Date of Termination by 365, based on actual achievement of performance and payable at the same time bonuses are paid to other executives at the Company;
(c)a cash lump sum in the amount equal to the product of two times the Executive's annual base salary at the greater of (A) the rate in effect at the time Notice of Termination is given or (B) the rate in effect immediately preceding the Change in Control, payable within five days following the Date of Termination;
(d)a cash lump sum amount equal to the product of two times the greater of (A) the target annual cash bonus in effect for the Executive at the time Notice of Termination is given or (B) the target annual cash bonus in effect immediately preceding the Change in Control, payable within five days following the Date of Termination; and
(e)the continuation of the provision of health insurance, dental insurance and life insurance benefits for a period of two years following the Date of Termination (the "Continuation Period") to the Executive and the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies of the Company as in effect and applicable generally to other peer executives and their families during the 90-day period immediately preceding the Effective Period or on the Date of Termination, at the election of the Executive; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein will be secondary to those provided under such other plan during such applicable period of eligibility.
B.Any and all amounts paid under this Agreement in the amount of or otherwise in respect of the Executive's annual base salary and bonuses, whether or not deferred under a deferred compensation plan or program, are intended to be and will be treated as compensation under any and all retirement plans sponsored or maintained by the Company or by any Affiliate controlled by the Company; provided, however, to the extent the treatment of such amounts as compensation under a retirement plan could adversely affect such plan's qualification status, the amount of the benefits under such plan attributable to such potentially disqualifying compensation shall be paid by the Company and not pursuant to such plan.
C.If the Executive's employment is terminated by reason of the Executive's death or Disability during the Term, this Agreement shall terminate automatically on the date of death or, in the event of Disability, on the Date of Termination. In the event of Executive's death or Disability during the Continuation Period, the Severance Payments will be paid or provided to the Executive, the Executive's Beneficiary and/or the Executive’s dependents under the applicable plans for the remainder of the Continuation Period. If the Executive's employment is terminated by the Company for Cause during the Term, or if the Executive terminates his employment by the Company other than for Good Reason, this Agreement shall terminate on the Date of Termination.
5.Mitigation of Damages. The Executive will not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. Except as otherwise specifically provided in this Agreement, the amount of any payment provided for under this Agreement will not be reduced by any compensation earned by the Executive as the result of self-employment or employment by another employer or otherwise.
6.Stock Options; Stock Appreciation Rights; Stock Bonus; Restricted Stock. The foregoing benefits are intended to be in addition to the value of any options to acquire common stock of the Company, any equity-based awards of the Company and any other incentive or similar award or plan heretofore or hereafter adopted by the Company.
7.Tax Effect.
A.Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a Change in Control or the termination of the Executive's employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the Severance Payments, being hereinafter referred to as the "Total Payments") would be subject (in whole or part), to the Excise Tax, then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash Severance Payments shall first be reduced, and the noncash Severance Payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments); provided, however, that, to the extent permitted by Section 409A of the Code, the Executive may elect to have the noncash Severance Payments reduced (or eliminated) prior to any reduction of the cash Severance Payments.
B.For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a "payment" within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of Tax Counsel (as defined below) does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Tax Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of this Agreement, "Tax Counsel" will mean a lawyer, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm with expertise in the area of executive compensation tax law, who will be selected by the Company and will be reasonably acceptable to the Executive, and whose fees and disbursements will be paid by the Company.
C.At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). If the Executive objects to the Company's calculations, the Company shall pay to the Executive such portion of the Severance Payments (up to 100% thereof) as the Executive determines is necessary to result in the proper application of subparagraph A of this paragraph 7.
D.Notwithstanding anything in this Agreement to the contrary, the amount of the Severance Payments, and the limitation on such payments set forth in this paragraph 7, cannot be finally determined on or before the scheduled payment date, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Executive of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at 120% of the rate provided in Section 1274(b)(2)(B) of the Code).
8.Confidential Information; Non-solicitation. During the Term and any Continuation Period, the Executive covenants and agrees as follows: (a) to hold in a fiduciary capacity for the benefit of the Company and its Affiliates all secret, proprietary or confidential material, knowledge, data or any other information relating to the Company or any of its Affiliates and their respective businesses ("Confidential Information"), which has been obtained by the Executive during the Executive's employment by the Company or any of its Affiliates and that has not been, is not now and hereafter does not become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement), and will not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it; the Executive further agrees to return to the Company any and all records and documents (and all copies thereof) and all other property belonging to the Company or relating to the Company, its Affiliates or their businesses, upon termination of Executive's employment with the Company and its Affiliates; and (b) not to solicit or entice any other employee of the Company or its Affiliates to leave the Company or its Affiliates to go to work for any other business or organization which is in direct or indirect competition with the Company or any of its Affiliates, nor request or advise a customer or client of the Company or its Affiliates to curtail or cancel such customer's business relationship with the Company or its Affiliates.
9.Rights and Remedies Upon Executive's Breach.
A.The Executive hereby acknowledges and agrees that the provisions contained in paragraph 8 of this Agreement (the "Restrictive Covenants") are reasonable and valid in duration and in all other respects. If any court of, or arbitrator with, competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants will not thereby be affected and will be given full effect without regard to the invalid portions.
B.If the Executive breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company will have the following rights and remedies, each of which rights and remedies will be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:
(i)Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction in aid of arbitration, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.
(ii)Accounting. The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any action constituting a breach of the Restrictive Covenants.
(iii)Cessation of Severance Payments. The right and remedy to cease any further Severance Payments from and after the commencement of such breach by the Executive.
C.The provisions of this subparagraph 9(C) shall apply to any dispute relating to this Agreement and not governed by subparagraph 9(B). All such disputes shall be resolved exclusively by arbitration administered by JAMS (or its successor) under its Employment Arbitration Rules and Procedures then in effect (the "JAMS Rules"). Notwithstanding the foregoing, the Company and the Executive shall have the right to (i) seek a restraining order or other injunctive or equitable relief or order in aid of arbitration or to compel arbitration, from a court of competent jurisdiction, or (ii) interim injunctive or equitable relief from the arbitrator pursuant to the JAMS Rules, in each case to prevent any violation of this Agreement. The Company and the Executive must notify the other party in writing of a request to arbitrate any such disputes within the same statute of limitations period applicable to such disputes. Any arbitration proceeding brought under this Agreement shall be conducted before one arbitrator in Des Moines, Iowa or such other city to which the parties mutually agree. The arbitrator shall be selected in accordance with the JAMS Rules, provided that the arbitrator shall be an attorney with significant experience in employment matters. Subject to paragraph 9(D) below, each party to any dispute shall pay its own expenses of the arbitration. The arbitrator will be empowered to award either party any remedy at law or in equity that the party would otherwise have been entitled to had the matter been litigated in court, including, but not limited to, general, special and punitive damages, injunctive relief, costs and attorney fees; provided, however, that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. The arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law, and the arbitrators shall be required to follow the laws of the State of Iowa. Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed in any court having jurisdiction thereof. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. It is part of the essence of this Agreement that any such disputes hereunder shall be resolved expeditiously and as confidentially as possible. Accordingly, the Company and the Executive agree that all proceedings in any arbitration shall be conducted under seal and kept strictly confidential. In that regard, no party shall use, disclose or permit the disclosure of any information, evidence or documents produced by any other party in the arbitration proceedings or about the existence, contents or results of the proceedings except as necessary and appropriate for the preparation and conduct of the arbitration proceedings, or as may be required by any legal process, or as required in an action in aid of arbitration or for enforcement of or appeal from an arbitral award. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests.
D.The Company shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive's employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.
10.Notices. Any notice provided for in this Agreement will be given in writing and will be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice will be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission, or, if mailed, on the date of actual receipt thereof. Notices will be properly addressed to the parties at their respective addresses set forth below or to such other address as either party may later specify by notice to the other in accordance with the provisions of this paragraph:

If to the Company:
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
6000 Westown Parkway
West Des Moines, IA 50266
Attention: Chairman of the Board
With a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive
Chicago, IL 60606
Attention: Shilpi Gupta
If to the Executive:

11.Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including, without limitation, any and all prior employment or severance agreements and related amendments entered into between the Company and the Executive; provided, however, that this Agreement shall supersede any agreement setting forth the terms and conditions of the Executive's employment with the Company only in the event that the Executive's employment with the Company is terminated on or following a Change in Control, by the Company other than for Cause or by the Executive for Good Reason. Furthermore, the Severance Payments are separate and apart from and, to the extent they are actually paid, will be in lieu of any payment under any policy of the Company or any of its Affiliates regarding severance payments generally.
12.Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
13.Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of Iowa (without giving effect to the choice of law provisions thereof), where the employment of the Executive will be deemed, in part, to be performed, and enforcement of this Agreement or any action taken or held with respect to this Agreement will be taken in the courts of appropriate jurisdiction in Iowa.

14.Assignment. This Agreement, and any rights and obligations hereunder, may not be assigned by the Executive and may be assigned by the Company only to any successor in interest, whether by merger, consolidation, acquisition or the like, or to purchasers of substantially all of the assets of the Company.
15.Binding Agreement. This Agreement will inure to the benefit of and be binding upon the Company and its respective successors and assigns and the Executive and his legal representatives.
16.Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered will be deemed an original, but all of which together will constitute one and the same instrument.
17.Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.
18.Authorization. The Company represents and warrants that the Board has authorized the execution of this Agreement.
19.Validity. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which will remain in full force and effect.
20.Tax Withholding. The Company will have the right to deduct from all benefits and/or payments made under this Agreement to the Executive any and all taxes required by law to be paid or withheld with respect to such benefits or payments.
21.Section 409A. The parties intend that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, "Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until the Executive has incurred a "separation from service" within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive's separation from service shall instead be paid on the first business day after the date that is six months following the Executive's separation from service (or, if earlier, the Executive's date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Executive shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.
22.No Contract of Employment. Nothing contained in this Agreement will be construed as a contract of employment between the Company or any of its Affiliates and the Executive, as a right of the Executive to be continued in the employment of the Company or any of its Affiliates, or as a limitation of the right of the Company or any of its Affiliates to discharge the Executive with or without Cause.
IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

AMERICAN EQUITY INVESTMENT	EXECUTIVE
LIFE HOLDING COMPANY

By: